News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS THIRD QUARTER 2015 RESULTS

Philadelphia, PA - October 19, 2015. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2015.

Third Quarter Highlights

•	Earnings per share $1.01; Before Certain Items $1.34, including $0.21 of unfavorable currency translation

•	YTD earnings per share $2.35; Before Certain Items $2.89, including $0.41 of unfavorable currency translation

•	Earnings per share before certain items on a constant-currency basis grew 14% in third quarter, 12% YTD

•	On a constant-currency basis, Q3 revenue grew 6%, segment income grew 13%

•	Global beverage can volumes grew 13% in the quarter over 2014

Net sales in the third quarter were $2,460 million, including $281 million of unfavorable currency translation, compared to $2,594 million in the third quarter of 2014.

Segment income (a non-GAAP measure defined by the Company as gross profit excluding the impact of fair value adjustments to inventory acquired in an acquisition and the timing impact of hedge ineffectiveness, less selling and administrative expense) was $328 million in the third quarters of both 2015 and 2014, and included $41 million of unfavorable currency translation in 2015 compared to 2014.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “The Company had an excellent performance during the seasonally very important third quarter, as constant-currency net income per share before certain items increased 14% over prior year and constant-currency segment income rose 13% over prior year.

“Global beverage can shipments increased 13% over 2014 during the quarter largely as a result of the recent acquisition of Empaque in Mexico. Excluding the impact from Empaque, shipment volumes advanced 5% in the quarter compared to 2014 with notable growth in the United States, Southern and Eastern Europe and in Southeast Asia. We again benefited from our industry-leading geographic beverage can presence, which includes strong regional platforms and an excellent and diverse customer portfolio. In addition, segment income in European Food grew over 8% on a constant-currency basis compared to last year’s third quarter, reflecting a good harvest and the successful integration of the Mivisa facilities acquired in April of 2014.”

Interest expense increased to $68 million in the third quarter of 2015 over the $64 million in 2014 primarily due to increased borrowings to fund the Empaque acquisition.

During the third quarter of 2015, the Company recorded restructuring and other charges of $40 million primarily for severance costs and asset write downs related to projects in its North America and European Food segments.

The Company’s effective tax rate for the quarter was 23.1%, or 21.2% based on earnings before certain items. The adjusted rate of 21.2% includes the favorable impact of tax benefits in Brazil as the weaker Brazilian real resulted in local tax deductions for foreign exchange losses on U.S. dollar borrowings. The positive impact of these tax benefits partially offset the negative impact of the weaker Brazilian real on income before tax.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Net income attributable to Crown Holdings in the third quarter was $141 million compared to $244 million in the third quarter of 2014. Reported earnings per diluted share were $1.01 in the third quarter of 2015 and $1.76 in the 2014 third quarter. Net income per diluted share before certain items was $1.34 compared to $1.36 in 2014.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Nine Month Results
Net sales for the first nine months of 2015 were $6,735 million, including $694 million of unfavorable currency translation, compared to $6,970 million in the first nine months of 2014.

Segment income in the first nine months of 2015 was $792 million, including $87 million of unfavorable currency translation, compared to $813 million in the same period of 2014.

Interest expense for the first nine months of 2015 increased to $202 million compared to $188 million in the prior year primarily due to increased borrowings to fund the Mivisa and Empaque acquisitions.

Net income attributable to Crown Holdings for the first nine months of 2015 was $327 million versus $374 million in the first nine months of 2014. Income per diluted share for the first nine months of 2015 was $2.35 compared to $2.70 last year. Net income per diluted share before certain items was $2.89 compared to $2.94 in 2014.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented excluding the impact of currency translation, regarding revenue, segment income, net income before certain items, the effective tax rate before certain items and income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, the effective tax rate, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items, the effective tax rate before certain items, income before certain items per diluted share, and information excluding the impact of currency translation are useful in evaluating the Company’s operations. Segment income, free cash flow, the effective tax rate before certain items, net income before certain items, income before certain items per diluted share and information excluding the impact of currency translation are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, the effective tax rate before certain items, net income before certain items, income before certain items per diluted share and information unadjusted for currency translation can be found within this release.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Conference Call
The Company will hold a conference call tomorrow, October 20, 2015 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9237 or toll-free (888) 469-0976 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 27. The telephone numbers for the replay are (203) 369-3131 or toll free (800) 688-3991.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation, future demand for beverage cans, including in the U.S., Southern and Eastern Europe, and Southeast Asia, weather and its impact on the Company, the continued successful integration of Mivisa and Empaque, and the Company’s ability to to increase profits in the European Food segment and to successfully implement restructuring projects that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2014 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Ed Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$2,460	$2,594	$6,735	$6,970

Cost of products sold	1,984	2,119	5,487	5,740
Depreciation and amortization	61	53	174	135
Gross profit (1)	415	422	1,074	1,095

Selling and administrative expense	94	95	291	302
Restructuring and other	40	8	57	91
Loss from early extinguishment of debt	—	34	9	34
Foreign exchange	9	(2)	14	4
Interest expense	68	64	202	188
Interest income	(4)	(2)	(8)	(5)
Income before income taxes	208	225	509	481
Provision for/(benefit from) income taxes	48	(41)	134	42
Net income	160	266	375	439

Net income attributable to noncontrolling interests	(19)	(22)	(48)	(65)
Net income attributable to Crown Holdings	$141	$244	$327	$374
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.02	$1.78	$2.37	$2.73
Diluted	$1.01	$1.76	$2.35	$2.70

Weighted average common shares outstanding:
Basic	138,053,305	137,378,646	137,889,023	137,148,914
Diluted	139,081,472	138,662,223	139,002,264	138,435,783
Actual common shares outstanding	139,404,268	138,907,411	139,404,268	138,907,411

(1)	A reconciliation from gross profit to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit excluding the impact of fair value adjustments to inventory acquired in an acquisition and the timing impact of hedge ineffectiveness, less selling and administrative expense.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Gross profit	$415	$422	$1,074	$1,095
Fair value adjustment to inventory (1)	—	4	6	19
Impact of hedge ineffectiveness (1)	7	(3)	3	1
Selling and administrative expense	(94)	(95)	(291)	(302)
Segment income	$328	$328	$792	$813

(1) Included in cost of products sold

Segment Information

	Three Months Ended September 30,			Nine Months Ended September 30,
Net Sales	2015	2015 at	2014	2015	2015 at	2014
	Actual	2014 rates (1)	Actual	Actual	2014 rates (1)	Actual
Americas Beverage	$722	$793	$570	$2,080	$2,227	$1,713
North America Food	200	207	236	530	542	628
European Beverage	427	483	474	1,173	1,328	1,358
European Food	641	761	787	1,564	1,877	1,715
Asia Pacific	300	313	310	920	943	924
Total reportable segments	2,290	2,557	2,377	6,267	6,917	6,338
Non-reportable segments	170	184	217	468	512	632
Total net sales	$2,460	$2,741	$2,594	$6,735	$7,429	$6,970

Segment Income

Americas Beverage	$116	$129	$77	$300	$324	$241
North America Food	25	25	40	72	72	107
European Beverage	74	83	81	178	198	223
European Food	98	116	107	208	250	196
Asia Pacific	37	38	38	111	113	108
Total reportable segments	350	391	343	869	957	875
Non-reportable segments	25	27	26	62	65	72
Corporate and other unallocated items	(47)	(49)	(41)	(139)	(143)	(134)
Total segment income	$328	$369	$328	$792	$879	$813

(1) Information presented for 2015 at 2014 rates represents financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant-currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items

The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income attributable to Crown Holdings, as reported	$141	$244	$327	$374

Fair value adjustment to inventory (1)	—	4	6	19
Hedge ineffectiveness (2)	7	(3)	3	1
Restructuring and other (3)	45	8	62	91
Loss from early extinguishment of debt (4)	—	34	9	34
Income taxes (5)	(7)	(99)	(5)	(112)
Net income before the above items	$186	$188	$402	$407

Income per diluted common share as reported	$1.01	$1.76	$2.35	$2.70
Income per diluted common share before the above items	$1.34	$1.36	$2.89	$2.94

Effective tax rate as reported	23.1%	(18.2)%	26.3%	8.7%
Effective tax rate before the above items	21.2%	21.6%	23.6%	24.6%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarter of 2015, the Company recorded a charge of $6 million in cost of products sold for fair value adjustments related to the sale of inventory acquired in its acquisition of Empaque. In the third quarter and first nine months of 2014, the Company recorded charges of $4 million and $19 million related to the sale of inventory acquired in its acquisition of Mivisa.

(2)
In the third quarter and first nine months of 2015, the Company recorded charges of $7 million and $3 million in cost of products sold related to hedge ineffectiveness. In the third quarter and first nine months of 2014, the Company recorded a benefit of $3 million and a charge of $1 million for hedge ineffectiveness.

(3)
In the third quarter and first nine months of 2015, the Company recorded restructuring and other charges of $31 million and $48 million, including $5 million reported in cost of products sold for inventory write downs in plants to be closed. In the third quarter and first nine months of 2014, the Company recorded restructuring and other charges of $11 million and $38 million.

In both the third quarter and first nine months of 2015, the Company recorded a charge of $14 million for asset sales and impairments. In the third quarter and first nine months of 2014, the Company recorded gains of $3 million and charges of $53 million primarily for asset sales and impairments related to the divestment of certain operations and transaction costs incurred in connection with its acquisition of Mivisa.

(4)
In the second quarter of 2015, the Company recorded a charge of $9 million for the write off of deferred financing fees in connection with the repayment of its Term Loan B borrowings. In the third quarter of 2014, the Company recorded a charge of $34 million in connection with the redemption of its €500 million notes due 2018.

(5)
In the third quarter and first nine months of 2015, the Company recorded income tax benefits of $7 million and $12 million related to the items described above, and a charge of $7 million in the first quarter to record a potential liability arising from a recent unfavorable tax court ruling in Spain. In the third quarter and first nine months of 2014, the Company recorded income tax benefits of $9 million and $22 million related to the items described above, and a benefit of $90 million in the third quarter in connection with the reversal of tax valuation allowances in France.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2015	2014
Assets
Current assets
Cash and cash equivalents	$466	$380
Receivables, net	1,183	1,385
Inventories	1,302	1,473
Prepaid expenses and other current assets	311	370
Total current assets	3,262	3,608

Goodwill and intangible assets	3,664	3,067
Property, plant and equipment, net	2,614	2,447
Other non-current assets	689	695
Total	$10,229	$9,817

Liabilities and equity
Current liabilities
Short-term debt	$61	$157
Current maturities of long-term debt	142	90
Accounts payable and accrued liabilities	2,527	2,519
Total current liabilities	2,730	2,766

Long-term debt, excluding current maturities	5,608	5,200
Other non-current liabilities	1,458	1,303

Noncontrolling interests	293	278
Crown Holdings shareholders' equity	140	270
Total equity	433	548
Total	$10,229	$9,817

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Nine Months Ended September 30,	2015	2014

Cash flows from operating activities
Net income	$375	$439
Depreciation and amortization	174	135
Provision for restructuring and other	57	91
Pension expense	35	41
Pension contributions	(54)	(63)
Stock-based compensation	22	18
Working capital changes and other	(294)	(652)
Net cash provided by operating activities (A)	315	9

Cash flows from investing activities
Purchase of business	(1,207)	(733)
Capital expenditures	(176)	(212)
Proceeds from sale of assets and divestitures	33	31
Other	(24)	2
Net cash used for investing activities	(1,374)	(912)

Cash flows from financing activities
Net change in debt	689	790
Dividends paid to noncontrolling interests	(21)	(45)
Purchase of noncontrolling interests	—	(93)
Debt issue costs	(18)	(41)
Other, net	(39)	(5)
Net cash provided by financing activities	611	606

Effect of exchange rate changes on cash and cash equivalents	(51)	(12)

Net change in cash and cash equivalents	(499)	(309)
Cash and cash equivalents at January 1	965	689

Cash and cash equivalents at September 30	$466	$380

(A)
Free cash flow is defined by the Company as net cash from operating activities less capital expenditures. A reconciliation of net cash from operating activities to free cash flow for the three and nine months ended September 30, 2015 and 2014 follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net cash from operating activities	$330	$126	$315	$9
Premiums paid to retire debt early	—	28	—	28
Adjusted net cash from operating activities	330	154	315	37
Capital expenditures	(65)	(63)	(176)	(212)
Free cash flow	$265	$91	$139	$(175)